Exhibit No. 99.1

MATRIX SERVICE DECLARES A ONE-FOR-ONE STOCK DIVIDEND

TULSA, OK – October 22, 2003 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that its Board of Directors declared a one-for-one stock dividend on the Company’s shares of common stock.

As a result of the stock dividend, shareholders will receive one additional common share for each share held on the record date of October 31, 2003 and is payable on November 21, 2003.

“Declaring a stock dividend demonstrates the Board’s confidence in the Company’s financial strength and long-term growth prospects. The stock dividend will also increase the Company’s float and liquidity in order to make it more attractive to new shareholders,” said Brad Vetal, president and chief executive officer.

Upon completion of the stock dividend, the number of common shares outstanding will be approximately 16.4 million. The additional shares will be mailed or delivered on or about November 21, 2003, by the Company’s transfer agent, UMB Bank. This is the first time Matrix Service Company has declared a stock dividend since the Company’s initial public offering in September 1990.

“We believe that the stock dividend will create interest among a broad range of investors in Matrix Service Company’s stock. We also see tremendous growth opportunities in the industrial services sector and remain committed to attracting investors who also share this enthusiasm and take a long-term interest in the Company’s growth,” Vetal said.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Utah, South Carolina, Washington, and Delaware in the U.S. and Canada.

This release contains certain forward-looking statements including statements preceded or modified by the words “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission, many of which are beyond the control of the Company, and any one of which, or a combination of which, could materially affect the results of the Company’s operations.

For More Information:	Investors:
Michael J. Hall	Trúc N. Nguyen
Vice President Finance and CFO	VP, Investor Relations
Matrix Service Company	Stern & Co.
918/838-8822	212/888-0044
mhall@matrixservice.com	tnguyen@sternco.com

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